BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201 (775) 684-5708

Website: www.nvsos.gov

*150103*

Filed 08/05/2019

Certificate of Designation (PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For

Nevada Profit Corporations

(Pursuant to NRS 78.1955)

1.   Name of corporation:

ILLUSTRATO PICTURES INTERNATIONAL, INC.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Par value: 0.001

Authorized Shares: 2,000,000,000

The company authorizes the creation of 30,000,000 preferred shares with a par value of .001 to be designated Class A, Band C.

Class A-10,000,000 preferred shares that convert at 3 common shares for every 1 preferred class A share and voting rights of 500 common shares for every I preferred class A share.

Class B- 10,000,000 preferred shares that convert at 3 common shares for every l preferred class B common share.

Class C- 10,000,000 preferred shares that convert at 2 common shares for every I preferred class C common share with voting rights of 100 common shares for every 1 preferred class C share

3.   Effective date of filing: (optional)

4.   Signature: (required)

(must not be later than 90 days after the certificate is filed)

/s/ Nicolas Link

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Revised: 1-5-15

This form must be accompanied by appropriate fees. Nevada Secretary of State Stock Designation